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                                                                                                              EXHIBIT 11


                                                   BERGEN BRUNSWIG CORPORATION
                                                   ---------------------------
                                                COMPUTATION OF EARNINGS PER SHARE
                                           FOR THE THIRD QUARTER AND NINE MONTHS ENDED
                                                     JUNE 30, 1996 AND 1995
                                        (in thousands except share and per share amounts)
                                                           (UNAUDITED)



                                                                       THIRD QUARTER                  NINE MONTHS
                                                              ----------------------------    ----------------------------
                                                                  1996            1995             1996            1995
                                                              ------------    ------------    ------------    ------------
DATA AS TO EARNINGS - Net Earnings ........................   $     19,195    $     16,875    $     55,211    $     48,288
                                                              ============    ============    ============    ============

DATA AS TO NUMBER OF COMMON AND
  COMMON EQUIVALENT SHARES:
    Weighted average number of shares oustanding:
        Class A Common Stock ..............................     40,023,978      39,783,491      39,954,625      39,511,093
    Common equivalent shares assuming issuance
       of shares represented by outstanding
       employees' stock options:
        Additional shares assumed to be issued ............      1,746,218       1,455,659       1,655,247       1,290,659
        Reduction of such additional shares assuming
            proceeds invested in treasury stock (at
            average market prices during each period) .....     (1,446,576)     (1,189,230)     (1,386,369)     (1,072,930)
                                                              ------------    ------------    ------------    ------------
                Average number of common and common
                        equivalent shares outstanding .....     40,323,620      40,049,920      40,223,503      39,728,822
                                                              ============    ============    ============    ============



EARNINGS PER COMMON AND COMMON
  EQUIVALENT SHARES OUTSTANDING ...........................   $        .48    $        .42    $       1.37    $       1.22
                                                              ============    ============    ============    ============

Reference is made to Notes C and D in the accompanying Notes to Consolidated Financial Statements


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